EXHIBIT 21.1
Subsidiaries of Priority Technology Holdings, Inc.

Priority Technology Holdings, Inc.
Priority Holdings, LLC
Priority Finance, LLC
Priority Payment Systems, LLC
Priority Hospitality Technology, LLC
Priority Ovvi, LLC
Priority Payright Health Solutions, LLC
Priority Commerce Canada, Inc. (Canada)
Priority Real Estate Technology, LLC
Priority Commerce Payments, LLC
Plastiq, Powered by Priority, LLC
Plastiq Canada, Inc. (Canada)
Priority Account Administration Services, Inc.
Finxera Holdings, Inc.
Finxera Intermediate, LLC
Finxera, Inc.
Enhanced Capital RETC Fund XII, LLC
Priority IDC Private Limited (India)
Priority Tech Ventures, LLC
Priority IR, LLC
Priority Wave, LLC
Priority Ambient TPA Solutions, LLC
Priority Build, LLC

EXHIBIT 21.1
Priority Rollfi, LLC
Prisma Prop Tech, LLC
Priority Canada Acquisition Company, Inc. (Canada)
Payslate, Inc. (Canada)
Rentmoola Payment Solutions, Ltd. (UK)